Exhibit 99.3
Commercial Metals Company’s Polish Mill Announces
Purchase of a New Wire Rolling Line
     Irving, TX — December 18, 2006 — CMC Zawiercie (CMCZ), Commercial Metals Company’s (NYSE: CMC) long product mill located in Zawiercie, Poland, announced today the purchase of a new wire rolling line that will augment the production of its current bar mill. The wire rod block and reducing sizing mill will be purchased from Morgan Construction Company adding state-of-the-art technology for wire rod production. The line will consist of a four stand reduction mill and ten stand wire rod block capable of producing product from 5 to 25 millimeter diameter at up to 150 tons per hour. Installation should take approximately eighteen months with an expected investment of $40,000,000.
     Ludovit Gajdos, President of the Management Board of CMCZ, said, “This will give us greater flexibility to change product offerings as seasonal demands dictate. In addition, it will allow us to enhance our current product line.”
     Ned Leyendecker, Chief Operations Manager at CMCZ, stated, “Between the new mill’s capacity and the ability to better utilize the existing mill, CMCZ’s rolled tonnage capacity should increase by 100,000 tons as well as roll new products. As an example, the new rod block will allow us to offer coil sizes up to three tons.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2007-07